Exhibit 10.23

OLYMPIC STEEL, INC.

OLYMPIC STEEL, INC. AMENDED AND RESTATED 2007 OMNIBUS INCENTIVE PLAN

C-SUITE LONG-TERM INCENTIVE AGREEMENT

THIS C-SUITE LONG-TERM INCENTIVE AGREEMENT (the “Agreement”), is entered into as of the ___ day of __________________, 2022 (the “Date of Grant”), by and between Olympic Steel, Inc., an Ohio corporation (the “Company”), and __________________________ (the “Grantee”).

WITNESSETH:

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) administers the Olympic Steel, Inc. Amended and Restated 2007 Omnibus Incentive Plan, as may be amended from time-to-time, and that certain Olympic Steel, Inc. C-Suite Long-Term Incentive Plan dated January 1, 2022 (the “LTIP” and, collectively, the “Plan”);

WHEREAS, the Compensation Committee desires to provide the Grantee with Restricted Share Units, Performance Share Units and the Cash Incentive under the Plan upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Compensation Committee has approved the grant of Restricted Share Units, the Performance Share Units, and the Cash Incentive to the Grantee as of the Date of Grant. Unless otherwise specified in this Agreement, capitalized terms shall have the meanings attributed to them under the Plan.

NOW, THEREFORE, the Company and the Grantee agree as follows:

1.         Definitions. Unless otherwise specified in this Agreement, terms shall have the meanings attributed to them under the Plan.

2.         Grant of Restricted Share Units. As of the Date of Grant, the Company grants to the Grantee, upon the terms and conditions set forth in the Plan and this Agreement _________________ (____) Restricted Share Units (“RSUs”). The RSUs give the Grantee the right to receive one (1) Common Share for each RSU subject to the satisfaction of the vesting and other requirements set forth in this Agreement and the Plan. The RSUs are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his or her own behalf and on behalf of any heirs, successors and assigns.

3.         Grant of Performance Share Units. As of the Date of Grant, the Company grants to the Grantee, upon the terms and conditions set forth in the Plan and this Agreement _________________ (____) Performance Share Units (“PSUs”). The PSUs give the Grantee the right to receive one (1) Common Share for each PSU subject to the satisfaction of the vesting, performance and other requirements set forth in this Agreement and the Plan as in effect on the Date of Grant. The PSUs are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his or her own behalf and on behalf of any heirs, successors and assigns.

4.         Cash Incentive. As of the Date of Grant, the Company grants to the Grantee, upon the terms and conditions set forth in the Plan and this Agreement a service-based Cash Incentive in the amount of $________________ (“Serviced-Based Cash Incentive”). As of the Date of Grant, the Company grants to the Grantee, upon the terms and conditions set forth in the Plan and this Agreement a performance-based Cash Incentive in the amount of $________________ (“Performance-Based Cash Incentive”) (and the Service-Based Cash Incentive and the Performance-Based Cash Incentive are hereinafter referred to collectively as the “Cash Incentive”). The Cash Incentive is granted in accordance with, and subject to, all the terms, conditions and restrictions of the LTIP, which is hereby incorporated by reference in its entirety. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his or her own behalf and on behalf of any heirs, successors and assigns.

5.         Restrictions on RSUs, PSUs and the Cash Incentive. The Grantee cannot sell, transfer, assign, hypothecate or otherwise dispose of the RSUs, PSUs or the Cash Incentive or pledge RSUs, PSUs or the Cash Incentive as collateral for a loan. In addition, the RSUs, PSUs, and the Cash Incentive will be subject to such other restrictions as the Compensation Committee deems necessary or appropriate.

6.         Vested Interest. Subject to Section 8 of this Agreement, if the Grantee continues to be an employee of the Company or its Subsidiaries or Affiliates in the same position or a higher position for the period from the Date of Grant through the third anniversary of the Date of Grant (the “Restriction Period”), he or she will be Vested with respect to 100% of the RSUs, the PSUs, and the Cash Incentive on such third anniversary (the “Vesting Date”).

7.          Other Vesting; Pro-Ration.

a.         If, during the Restriction Period, the Grantee has a “separation from service” due to death or Disability, he or she will be Vested with respect to the pro-rated amount of the RSUs, the PSUs, and the Cash Incentive on the date of the Grantee’s “separation from service”; and

b.         If, during the Restriction Period, the Grantee retires from the Company at or after age 62, as of the date of his or her “separation from service”, the Grantee will be Vested with respect to the pro-rated amount of the RSUs, the PSUs, and the Cash Incentive on the date of the Grantee’s “separation from service”.

The Compensation Committee shall determine in its sole and exclusive discretion whether the Grantee has experienced a Disability. The issuance of Common Shares underlying the RSUs and PSUs that Vest pursuant to this Section 7 will be made in accordance with Section 10 of this Agreement. For the purposes of this Section 7, the RSUs, PSUs, and Cash Incentive shall be pro-rated as provided in the LTIP, including that the pro-rated portion that is subject to any performance goals shall only fully vest based upon the level at which the applicable performance goals are ultimately satisfied.

8.          Forfeiture. If the Compensation Committee determines in its sole and exclusive discretion that the Grantee’s employment with the Company, its Subsidiaries and Affiliates has terminated during the Restriction Period but prior to becoming Vested pursuant to Section 6, for any reason under circumstances other than those described in Section 7 of this Agreement, or during the Restriction Period, the Grantee is demoted, then the Grantee will immediately forfeit his or her RSUs, PSUs and the Cash Incentive and any right to receive Common Shares or cash amounts under this Agreement and the Grantee will have no further interests under this Agreement.

9.          Change of Control. In the event of a change-in-control (as defined in the LTIP), the treatment of outstanding Awards shall be governed by Article 2 of the LTIP.

10.         Issuance of Common Shares; Payment of Cash Incentive. Subject to Sections 6, 7, 8, and 9 of this Agreement, the Company will deliver to the Grantee (or his or her beneficiary or beneficiaries) the Common Shares subject to the Vested RSUs and PSUs free and clear of any restrictions (except any applicable securities law restrictions), and the cash amounts underlying any vested Cash Incentive, in each case as provided in the LTIP. Notwithstanding the foregoing, to the extent that any period of time following a payment event contemplated in the LTIP spans two calendar years, the payment shall be made in the second of such calendar year.

11.         Shareholder Rights After RSUs and PSUs Vest But Before Payment. The Grantee will not have any rights as a Shareholder of the Company with respect to any RSU or PSU prior to the date a Common Share is issued for such RSU and PSU pursuant to Section 9 or 10.

12.         Designation of Beneficiary. By properly executing and delivering a Designation of Beneficiary Form to the Company, the Grantee may designate an individual or individuals as his or her beneficiary or beneficiaries under the Plan. In the event that the Grantee fails to properly designate a beneficiary, his or her interests under the Plan will pass to the person or persons in the first of the following classes in which there are any survivors: (a) spouse at the time of death; (b) issue, per stirpes; (c) parents; and (d) the executor or administrator of estate. Except as the Company may determine in its sole and exclusive discretion, a properly completed Designation of Beneficiary Form shall be deemed to revoke all prior designations upon its receipt and approval by the Company’s designated representative.

13.         Non-Transferability and Legends. When issued, if the Common Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), they may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to the Common Shares have become effective or unless the Grantee establishes to the satisfaction of the Company that an exemption from such registration is available. The Common Shares will bear a legend stating the substance of such restrictions, as well as any other restrictions the Compensation Committee deems necessary or appropriate.

14.         Termination of Agreement. This Agreement will terminate on the earliest of: (a) the date of the Grantee’s termination of employment with the Company and its Subsidiaries and Affiliates for any reason under circumstances other than those set forth in Section 6, (b) the date on which the Grantee’s demotion during the Restriction Period becomes effective, or (c) the date that Common Shares are issued to the Grantee and the Cash Incentive is paid to the Grantee. Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes will survive the termination of this Agreement.

15.         Miscellaneous Provisions.

a.         Effect of Corporate Reorganization or Other Changes Affecting Number or Kind of Common Shares. Subject to Section 3.4 of the Plan, the provisions of this Agreement will be applicable to the RSUs, PSUs, Common Shares, or other securities which may be acquired by the Grantee as a result of any dividend or other distribution (as applicable, and whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to purchase Company Shares or other securities of the Company or other similar corporate transaction or event that affects the Common Shares. The Committee shall appropriately adjust the number and kind of shares under the RSUs, PSUs or Common Shares set forth in this Agreement to reflect such a change.

b.         Successors, Legal Representatives and Transferability. This Agreement will bind and inure to the benefit of the Company and the Grantee, and their respective successors, assigns and legal representatives. Subject to the Plan, the RSUs and PSUs granted under this Agreement are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by operation of law or otherwise) shall be null and void.

c.         Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the grant of RSUs and PSUs under this Agreement, and may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

d.         Notice. Any notice relating to this grant must be in writing.

e.         Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.

f.         Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.

g.         Amendment, Waiver and Revocation of Terms. The Compensation Committee may waive any term or condition in this Agreement that could have been excluded on the Date of Grant. No such waiver will be deemed to be a waiver of similar terms under other agreements. The Compensation Committee may amend this Agreement to include or exclude any provision which could have been included in, or excluded from, this Agreement on the Date of Grant, but only with the Grantee’s written consent and taking into account the requirements of Section 409A of the Code. Similarly, the Compensation Committee may revoke this Agreement at any time except that, after execution of the Agreement and its delivery to the Company, revocation may only be accomplished with the Grantee’s written consent.

h.         Plan Administration. The Plan is administered by the Compensation Committee, which has sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and this Agreement. All elections, notices and correspondence relating to the Plan should be directed to the Chair of the Compensation Committee at:

Olympic Steel, Inc.

22901 Millcreek Blvd., Suite 650

Highland Hills, Ohio 44122

i.         Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio, without giving effect to its principles of conflict of laws.

j.         Incapacity. If the Compensation Committee determines that the Grantee is incompetent by reason of physical or mental disability or a person incapable of handling his or her property, the Compensation Committee may deal directly with or direct any payment or distribution to the guardian, legal representative or person having the care and custody of the incompetent or incapable person. The Compensation Committee may require proof of incompetence, incapacity or guardianship, as it may deem appropriate before making any payment or distribution. In the event of a payment or distribution, the Compensation Committee will have no obligation thereafter to monitor or follow the application of the Shares distributed or amounts so paid. Payments or distributions made pursuant to this paragraph shall completely discharge the Company with respect to such payments or distributions.

k.         Section 409A. It is the intention of the Company and the Grantee that the Plan and this Agreement shall be deemed to be at all relevant times in compliance with (or exempt from) Section 409A of the Code (“Section 409A”) and all other applicable laws in order to have the Federal income tax effect sought for the Plan and this Agreement, and the Plan and this Agreement shall be so interpreted and are intended to be so administered. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company or its Subsidiaries and Affiliates to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax consequences to Grantee (or his or her beneficiary) resulting from the terms or operation of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has hereunto set his or her hand.

GRANTEE:	OLYMPIC STEEL, INC.

By:

Print Name:	fIts:

Date:	Date: